Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

November 12, 2014

Mid-Con Energy Partners, LP

2501 North Harwood Street, Suite 2410

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special counsel to Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with an offering and sale by the Partnership of common units representing limited partner interests in the Partnership (“Common Units”). Such offering and sale have been registered with the United States Securities and Exchange Commission (the “SEC”), pursuant to the Partnership’s registration statement on Form S-3 (Registration No. 333-195669) filed with the SEC on May 2, 2014, as amended by Amendment No. 1 thereto filed with the SEC on June 25, 2014, as amended by Amendment No. 2 thereto filed with the SEC on September 30, 2014, as amended by Amendment No. 3 filed with the SEC on October 6, 2014, and as further amended by Amendment No. 4 filed with the SEC on October 9, 2014. Such registration statement, as so amended, at the time it was declared effective by the SEC on October 21, 2014, is referred to herein as the “Registration Statement.”

The Partnership has conducted such offering of up to 6,670,000 Common Units on a firm commitment underwritten basis, pursuant to (i) its prospectus dated October 21, 2014 included in the Registration Statement, as supplemented by its prospectus supplement dated November 11, 2014 (the “Prospectus Supplement”) filed with the SEC on November 12, 2014 and (ii) the Underwriting Agreement dated November 11, 2014 (the “Underwriting Agreement”) among the Partnership and RBC Capital Markets, LLC, Raymond James & Associates, Inc., UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”). Pursuant to the Underwriting Agreement, the Partnership is selling to the Underwriters 5,800,000 Common Units (the “Firm Securities”) and has granted an option to the Underwriters to purchase up to an additional 870,000 Common Units (the “Option Securities”). The Firm Securities and the Option Securities are collectively referred to herein as the “Securities.”

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and of Mid-Con Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation, (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the

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authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. We have also assumed that all Securities sold pursuant to the Underwriting Agreement will be issued and sold in the manner described in the Prospectus Supplement and in accordance with the terms of the Underwriting Agreement.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when any of the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, (a) such Securities will be validly issued and (b) purchasers of such Securities will have no obligation, solely by reason of their ownership of such Securities, to make any contributions to the Partnership or any further payments for their purchase of such Securities, and such purchasers will have no personal liability, solely by reason of their ownership of such Securities, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Validity of Our Common Units” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth LLP